Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

TotalEnergies SE

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Shares, par value 2.50 euros per share	Other(3)	718,080	$66.69	$47,888,755.20	$0.00014760	$7,068.38
Total Fee Offset
Net Fee Due							$7,068.38

(1)	The Shares being registered under this registration statement may be represented by the Registrant’s American Depositary Shares. Each American Depositary Share represents one Share.
(2)	The maximum number of Shares to be delivered in the form of Shares or American Depositary Shares that may be offered under the TotalEnergies SE Worldwide Free Share Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(3)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant’s American Depositary Share reported on The New York Stock Exchange on June 20, 2024, which date is within five business days prior to filing this Registration Statement.